EXHIBIT 1.1

                              SETTLEMENT AGREEMENT



         THIS AGREEMENT made October 30, 2002.

         In partial satisfaction of debts in the total sum of $1,142,287.00 plus interest from May 23, 2002 at 12% per year, wherein Cool Classic Incorporated is the debtor and Charles J. McMullin, Charles F. Trapp, Charles F. Trapp IRA1, Charles F. Trapp IRA2 and John J. Villa are the creditors;

         IN CONSIDERATION of $1.00 and other valuable and legal considerations,

         IT IS AGREED as follows:

         1. Premier Classic Art, Inc. sole stockholder of Cool Classic Incorporated pledged its 1,000 shares as security for said notes and debts and endorses back to Cool Classic Incorporated said 1,000 shares at a value of 1,000.00;
         2. Cool Classic Incorporated in partial satisfaction of total indebtedness, issued 1,000 shares of its common stock to the note holders and received a credit of $1,000.00 against said notes and debt; and
         3. The note holders hereby accept said shares, pro rata, valued at a total of $1,000.00 and agree that the indebtedness owed by Cool Classic Incorporated to the note holders is reduced by the sum of $1,000.00.


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         IN WITNESS thereby the parties have executed this Agreement effective the day and year first written above.


Premier Classic Art, Inc.                       Cool Classic Incorporated

By:  /s/ Charles F. Trapp                       By:  /s/ Charles F. Trapp
     --------------------                            --------------------
         Charles F. Trapp, President                 Charles F. Trapp, President

By:  /s/ Louis Pistilli                         By:  /s/ Charles F. Trapp
     ------------------                              --------------------
         Louis Pistilli, Secretary                   Charles F. Trapp, Secretary

         The note holders as named in the First Paragraph by Charles J. McMullin with authorization to sign pursuant to the Inter-Creditor Agreement dated May 22, 2002.

By:  /s/ Charles J. McMullin
     -----------------------
         Charles J. McMullin